Exhibit 107

Rule 457 Calculation of Filing Fee Tables

Form S-1, Amendment No. 1

(Form Type)

Jushi Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Subordinate Voting Shares, no par value	457(c)	48,260,954	$1.74	$83,974,059.96	$0.0000927	$7,784.40
	Total Offering Amounts					$83,974,059.96		$7,784.40
	Total Fees Previously Paid							$7,865.04	(3)
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last reported sales price of the Registrant’s Subordinated Voting Shares as reported by the OTCQX Best Market on July 18, 2022.

(3)

A registration fee of $7,865.04 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on July 22, 2022. Accordingly, no registration fee is being paid with this Amendment No. 1 to the Registration Statement.